UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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NORTHEAST UTILITIES

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NORTHEAST UTILITIES

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2005 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

It is my pleasure to invite you to attend the 2005 Annual Meeting of Shareholders of Northeast Utilities on Tuesday, May 10, 2005, at 10:30 a.m., at the offices of Public Service Company of New Hampshire, Energy Park, 780 North Commercial Street, Manchester, New Hampshire 03101 (directions are on the reverse side).

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting and Proxy Statement. In addition, our meeting agenda will include a discussion of the operations of Northeast Utilities system companies and a question and answer period.

Whether or not you plan to attend the meeting, it is important that you complete, date, sign and return your proxy in the enclosed envelope, or vote by telephone or the Internet, as soon as possible. This will ensure that your shares will be represented at the meeting in accordance with your wishes.

On behalf of your Board of Trustees, thank you for your continued support and interest in Northeast Utilities.

Very truly yours,
CHARLES W. SHIVERY
Chairman of the Board, President and Chief Executive Officer

March 31, 2005

Directions to

Public Service Company of New Hampshire

Energy Park

780 North Commercial Street

Manchester, NH 03101

Phone: (800) 562-3190

From Hartford:

Take I-84 East to Sturbridge, Massachusetts and the Massachusetts Turnpike (I-90). Take the Massachusetts Turnpike East to Exit 10, I-290. Take I-290 East through Worcester, Massachusetts to I-495. Take I-495 North to Route 3 in Lowell, Massachusetts. Take Route 3 towards Nashua, New Hampshire. Route 3 will become the Everett Turnpike toll road. (Do not follow signs for U. S. Route 3, which goes off the highway onto local roads.) After the toll booth in Bedford, New Hampshire, continue North to Manchester. The highway will become I-293 North. Take exit 6, Amoskeag Bridge exit. Stay in the right lane once off the exit ramp and turn right at the fork next to the Ramada Inn. Cross the Amoskeag Bridge in the right lane, and then take the exit for Canal Street. At the end of the ramp for Canal Street, turn right at the traffic light onto Commercial Street. PSNH Energy Park is about 50 yards down Commercial Street on the right. (Approximately 2½ hours).

From New York City:

Take I-95 North to New Haven, Connecticut. In New Haven, exit onto I-91 North. Follow I-91 to Hartford and then take Exit 29 (North Routes 5 and 15 to I-84 East) onto I-84. Once on I-84, follow directions from Hartford, above. (Approximately 5 hours).

From Boston:

Take I-93 North to the exit for I-293 North. Take I-293 to Exit 6, Amoskeag Bridge exit. Stay to the right off the exit ramp and bear right after the Ramada Inn. Cross the Amoskeag Bridge, and then take the exit for Canal Street. At the end of the ramp for Canal Street, turn right at the traffic light onto Commercial Street. PSNH Energy Park is about 50 yards down Commercial Street on the right. (Approximately 1 hour).

From Burlington, Vermont and points North:

Take I-89 to I-93. Travel South on I-93 to I-293. Take I-293 South to Exit 6, Amoskeag Bridge Exit. At the end of the ramp, bear right at the fork and you will be on Eddy Road. You will soon enter a large rotary. Move into the right lane and bear right at the fork next to the Ramada Inn. Cross the Amoskeag Bridge staying in the right lane, and then take the exit for Canal Street. At the end of the ramp for Canal Street, turn right at the traffic light onto Commercial Street. PSNH Energy Park is about 50 yards down Commercial Street on the right.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 10, 2005

To the Shareholders of Northeast Utilities:

The Annual Meeting of Shareholders of Northeast Utilities will be held on Tuesday, May 10, 2005, at 10:30 a.m., at the offices of Public Service Company of New Hampshire, Energy Park, 780 North Commercial Street, Manchester, New Hampshire, for the following purposes:

1.	To elect Trustees for the ensuing year;

2.	To ratify the selection of Deloitte & Touche LLP as independent auditors for 2005;

3.	To amend the Declaration of Trust to allow for the optional electronic delivery of notices to shareholders, including electronic delivery of proxy materials, and to clarify the wording in the Declaration of Trust that allows electronic voting by shareholders; and

4.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 11, 2005 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a revocation or a proxy bearing a later date.

By order of the Board of Trustees,
GREGORY B. BUTLER
Senior Vice President, Secretary and General Counsel

107 Selden Street

Berlin, Connecticut

Mailing Address:

Post Office Box 270

Hartford, Connecticut 06141-0270

March 31, 2005

IMPORTANT

Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly returning the enclosed proxy or by voting by telephone or the Internet. The enclosed envelope requires no postage, if mailed in the United States.

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on May 10, 2005, and at any adjournment thereof.

Please read this proxy statement and fill in, date, sign and return the enclosed form of proxy, or vote by telephone or the Internet. The proxy may be revoked at any time before it is voted by filing a letter with the Secretary of Northeast Utilities or by a duly executed proxy card bearing a later date. Properly executed proxies not revoked will be voted according to their terms.

Only holders of common shares of record at the close of business on March 11, 2005 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were 131,813,068 common shares outstanding. Each such share is entitled to one vote on each matter to be voted on at the Annual Meeting of Shareholders.

The principal office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105. The general offices of Northeast Utilities and its subsidiaries are located at 107 Selden Street, Berlin, Connecticut (mailing address: Post Office Box 270, Hartford, Connecticut 06141-0270). This proxy statement and the accompanying proxy card and annual report are being mailed to shareholders commencing April 4, 2005.

1.    ELECTION OF TRUSTEES

Unless a shareholder specifies otherwise, the enclosed proxy will be voted to elect the nominees named on pages 2-6 below as Trustees to serve until the next Annual Meeting and until their successors have been elected and shall have qualified. Each nominee has been previously elected as a Trustee by shareholders and is currently serving as a Trustee. John H. Forsgren, who retired as Vice Chairman, Executive Vice President and Chief Financial Officer and resigned as Trustee at the end of 2004, is not standing for re-election.

If one or more of the nominees should become unavailable for election, the proxy may be voted for a substitute person or persons, but not more than the nominees proposed. In accordance with Northeast Utilities’ Declaration of Trust, the number of Trustee positions will continue to be thirteen, as set by the shareholders in 2000, in order to afford the Board of Trustees flexibility to add Trustees with targeted expertise as appropriate between Annual Meetings of Shareholders.

Set forth on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee.

The Board of Trustees recommends that shareholders vote FOR election of the nominees listed on pages 2-6.

RICHARD H. BOOTH, 58, President and Chief Executive Officer and a Director of HSB Group, Inc. and Chairman, President and Chief Executive Officer and a Director of Hartford Steam Boiler Inspection & Insurance Company since January 2000.

A Trustee since 2001.

Mr. Booth received B.S. and M.S. degrees from the University of Hartford and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of CPAs, the Hartford Society of Financial Analysts, the Society of Financial Service Professionals, the Association for Investment Management & Research and the Financial Accounting Standards Advisory Council. From 1994 until 2000, Mr. Booth served as Executive Vice President and a Director of Phoenix Home Life Mutual Insurance Company. Mr. Booth is a member of the Boards of St. Francis Hospital, World Business Capital, LLC, the Griffith Foundation for Insurance Education, the Greater Hartford Arts Council, and the Florence Griswold Museum, serves as Chairman of the Board of the MetroHartford Alliance, Inc. and the Advisory Council of the Urban League of Greater Hartford.

COTTON MATHER CLEVELAND, 52, President of Mather Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations.

A Trustee since 1992.

Ms. Cleveland received a B.S. magna cum laude from the University of New Hampshire, Whittemore School of Business and Economics. Ms. Cleveland is the Moderator of the Town of New London, New Hampshire and the New London/Springfield Water Precinct, and a Director of The National Grange Mutual Insurance Company and the Ledyard National Bank. She serves on the Board of the New Hampshire Center for Public Policy and has served as a Director of Bank of Ireland First Holdings and as Chair, Vice Chair and a member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the Governor’s Commission on New Hampshire, and as an Incorporator for the New Hampshire Charitable Foundation.

SANFORD CLOUD, JR., 60, President and Chief Executive Officer of The National Conference for Community and Justice, a human relations organization dedicated to fighting bias, bigotry, and racism in America and promoting understanding among all races, religions, and cultures (retired December 31, 2004).

A Trustee since 2000.

Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary. Mr. Cloud is a former partner at the law firm of Robinson and Cole and served for two terms as a state senator of Connecticut. A former Vice President of Corporate Public Involvement of Aetna Inc., Mr. Cloud is currently a Director of The Phoenix Companies, Inc. and Chairman of the Board of Ironwood Mezzanine Fund, L.P.

JAMES F. CORDES, 64, Executive Vice President of The Coastal
Corporation and President of the Natural Gas Group of The Coastal
Corporation (retired 1997).

A Trustee since 2001.

Mr. Cordes received a B.S. from St. Louis University, an M.B.A. from
Creighton University, and an M.S. in Industrial and Management
Systems Engineering from the University of Nebraska. Mr. Cordes has over 30 years’ experience in the natural gas business, serving in various executive capacities including President of American Natural Resources
Company. He is a past chairman of the Interstate Natural Gas
Association of America and served as a Director and member of the
Executive Committee of the American Gas Association. He has also served as a Director and member of the Executive Committees of both the Detroit Symphony and the Houston Symphony. Mr. Cordes is a
Director of Comerica Incorporated.

E. GAIL DE PLANQUE, 60, President of Strategy Matters, Inc., a consulting firm, and Director, Energy Strategist’s Consultancy, Ltd.

A Trustee since 1995.

Dr. de Planque received an A.B. cum laude in Mathematics from Immaculata University, an M.S. in Physics from the New Jersey Institute of Technology, and a Ph.D. in Environmental Health Science from New York University. Dr. de Planque has over 35 years’ experience in nuclear physics and industry regulation and is a Fellow of the American Association for the Advancement of Science, Fellow and past President of the American Nuclear Society, a member of the National Academy of Engineering, and a consultant to the United Nation’s International Atomic Energy Agency and has served as a Commissioner with the United States Nuclear Regulatory Commission and as Director of the United States Department of Energy’s Environmental Measurements Laboratory. Dr. de Planque is a Director of TXU Corp., British Nuclear Fuels plc, British Nuclear Fuels, Inc., Landauer, Inc., and the International Eye Foundation.

JOHN G. GRAHAM, 66, Adjunct Professor of Law, Rutgers Law School, and President, Treasurer, Chief Executive Officer and a Director of UMI Insurance Company, a utility-owned insurance company that provided workers compensation insurance in the Mid-Atlantic region, and UMICO Holdings, Inc., its parent company.

A Trustee since 2003.

Mr. Graham received an A.B. cum laude from Upsala College and a J.D. magna cum laude from Rutgers Law School. From 1999 to 2003, Mr. Graham served as a consultant to various firms concerning utility industry strategic and restructuring issues. Mr. Graham has served as Senior Vice President and Chief Financial Officer of GPU, Inc., and Chief Financial Officer of its utility subsidiaries (1987-1999), as a Director (1982-1999) and former Chairman (1995-1998) of Nuclear Electric Insurance Limited, as a Director and member of audit, directors and compensation committees of Viatel, Inc. (1998-2002), as a Director and audit committee chairman of Coho Energy, Inc. (2000-2001), and as a Director and audit committee chairman of Edisto Resources, Inc. (1993-1997). Mr. Graham also serves as a Trustee of the Devereux Foundation and The College of St. Elizabeth.

ELIZABETH T. KENNAN, 67, President Emeritus of Mount Holyoke
College and a partner in Cambus-Kenneth Farm, a specialized
horse and cattle breeder.

A Trustee since 1980.

Dr. Kennan received an A.B. summa cum laude from Mount Holyoke
College, an M.A. from Oxford University (England), and a Ph.D. from the
University of Washington. Dr. Kennan has served as Lead Trustee of
Northeast Utilities since 1996 and acted as interim Chairman of the
Board of Northeast Utilities from January 1, 2004 to March 29, 2004. Dr.
Kennan has served as President of Five Colleges, Incorporated, as a
Trustee of Notre Dame University, and as a member of the Folger
Shakespeare Library Committee and the National Committee on Library
Resources, and holds honorary degrees from a number of institutions.
Dr. Kennan is a Director of The Talbots, Inc., a Trustee of The Putnam
Funds, the National Trust for Historic Preservation, Centre College and
Midway College, and a member of the Trustees of the Reservations.

ROBERT E. PATRICELLI, 65, Chairman, President and Chief Executive Officer of Women’s Health USA, Inc., a provider of women’s health care services, and of Evolution Benefits, Inc., a provider of employee benefit services.

A Trustee since 1993.

Mr. Patricelli received a B.A. from Wesleyan University and a J.D. from Harvard Law School, and was a University of Paris Fulbright Scholar.
Mr. Patricelli was Chairman, President and Chief Executive Officer of Value Health, Inc. (1987-1997) and previously served as Executive Vice President of CIGNA Corporation and President of CIGNA’s Affiliated Businesses Group. Mr. Patricelli has also held various positions in the federal government, including White House Fellow, counsel to a United States Senate Subcommittee, Deputy Undersecretary of the Department of Health, Education and Welfare and Administrator of the United States Urban Mass Transportation Administration. Mr. Patricelli is a Director of CuraGen Corporation, The Bushnell and The Connecticut Center for Science and Exploration, and a Trustee of Wesleyan University.

CHARLES W. SHIVERY, 59, Chairman of the Board, President and Chief Executive Officer of Northeast Utilities since March 29, 2004.

A Trustee since March 29, 2004.

Mr. Shivery received B.A. and B.S. degrees from The Johns Hopkins University and an M.B.A. from the University of Baltimore. Mr. Shivery assumed his current position at Northeast Utilities after serving as interim President beginning in January 2004. From June 2002 until December 2003, Mr. Shivery served as President—Competitive Group of Northeast Utilities, as President and Chief Executive Officer and a Director of NU Enterprises, Inc., and as Chairman and a Director of most of NU’s competitive subsidiaries. In 2002, Mr. Shivery retired from Constellation Energy Group, Inc. (Constellation), parent company of Baltimore Gas and Electric Company (BG&E) and other energy-related businesses, having held numerous senior management positions at Constellation, including Co-President of Constellation (2000-2002); President and Chief Executive Officer of Constellation Power Source Holdings, Inc. (1997-2001); Chief Executive Officer and President of Constellation Enterprises, Inc. (1998-2002); Chairman of the Board, President and Chief Executive Officer of Constellation Power Source, Inc. (1997-2001); Director of Orion Power Holdings, Inc. (1998-2000); and Vice President, Chief Financial Officer and Secretary of Constellation and BG&E. He joined BG&E in 1972 after four years in the U.S. Navy. Mr. Shivery is a Director of Energy Insurance Mutual, the Connecticut Business & Industry Association, The Connecticut Center for Science and Exploration, Connecticut Children’s Medical Center, Edison Electric Institute and Electric Power Research Institute.

JOHN F. SWOPE, 66, Attorney.

A Trustee since 1992.

Mr. Swope received a Bachelor’s Degree from Amherst College and a J.D. from Yale Law School. During 1999 and 2000, Mr. Swope served as President and Chief Executive Officer of Public Broadcasting Service. Mr. Swope served as of counsel to the law firm of Sheehan Phinney Bass + Green from 1995 to 1997, and as President of Chubb Life Insurance Company of America from 1980 to 1994, after serving in various executive capacities at Chubb Life and its predecessor companies since the early 1970’s. Mr. Swope is a Director of the Public Broadcasting Service, PBS Enterprises and the New Hampshire Business Committee for the Arts, and a Trustee of The Currier Museum of Art and Tabor Academy.

BOARD COMMITTEES AND RESPONSIBILITIES

The Board of Trustees of Northeast Utilities has standing Audit, Compensation, Corporate Affairs, Corporate Governance, Executive, and Finance Committees. The Board of Trustees does not have a Nominating Committee, but its Corporate Governance Committee serves in the capacity of a Nominating Committee.

The Audit Committee meets independently with the internal and independent auditors of Northeast Utilities and its subsidiaries and with management at least quarterly to review and evaluate the auditors’ activities, procedures and recommendations to assist the Board of Trustees in monitoring the integrity of the Company’s financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and the compliance by the Company with legal and regulatory requirements. Following each meeting, the Committee reports to the full Board. The Committee has the sole authority to appoint or replace the independent auditors and is directly responsible for their compensation and oversight of their work. The Audit Committee met 15 times in 2004. The members of the Committee, appointed by the Board of Trustees on the recommendation of the Corporate Governance Committee, are Messrs. Graham (Chair), Booth (Vice Chair), Cordes and Swope, and Drs. de Planque and Kennan, none of whom is an employee of Northeast Utilities or its subsidiaries. Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange and Securities and Exchange Commission rules. The Board of Trustees has affirmatively determined that Messrs. Booth and Graham are “audit committee financial experts” (as such term is described in rules of the Securities and Exchange Commission) and that each member of the Audit Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange). A report from the Audit Committee is included in this proxy statement.

The Compensation Committee reviews and adjusts, as appropriate, the compensation policies of Northeast Utilities and its subsidiaries and establishes and implements an evaluation process for the Chief Executive Officer in conjunction with the Corporate Governance Committee. Following each meeting, the Committee reports to the full Board. The Compensation Committee met 11 times in 2004. The members of the Committee are Messrs. Patricelli (Chair), Booth, Cloud, and Cordes, and Drs. de Planque (Vice Chair) and Kennan, none of whom is an employee of Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Compensation Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange). A report from the Compensation Committee with respect to executive compensation is included in this proxy statement.

The Corporate Affairs Committee reviews the policies and practices of Northeast Utilities and its subsidiaries on public issues in areas such as health, safety, environment and equal employment opportunity. Following each meeting, the Committee reports to the full Board. The Corporate Affairs Committee met 6 times in 2004. The members of the Committee are Ms. Cleveland (Chair), Messrs. Cloud, Graham, and Swope (Vice Chair), and Drs. de Planque and Kennan, none of whom is an employee of Northeast Utilities or its subsidiaries.

The Corporate Governance Committee serves as a Nominating Committee, recommending criteria for new Trustees and identifying prospective Board candidates. The

Committee also evaluates the Board’s performance and, in conjunction with the Compensation Committee, establishes and implements an evaluation process for the Chief Executive Officer. Following each meeting, the Committee reports to the full Board. The Corporate Governance Committee met 9 times in 2004. The members of the Committee are Dr. Kennan (Chair), Messrs. Cloud (Vice Chair), Cordes, Patricelli and Swope, and Dr. de Planque, none of whom is an employee of Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Corporate Governance Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange).

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in Northeast Utilities’ Declaration of Trust, during the intervals between meetings of the Board. The Executive Committee met 2 times in 2004. The members of the Executive Committee are Mr. Shivery (Chair), Dr. Kennan (Vice Chair), Messrs. Booth, Graham and Patricelli, and Ms. Cleveland. Except for Mr. Shivery, none of the members of the Executive Committee is an employee of Northeast Utilities or its subsidiaries.

The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. Following each meeting, the Committee reports to the full Board. The Finance Committee met 8 times in 2004. The members of the Finance Committee in 2004 were Messrs. Booth (Chair), Cordes, Forsgren, Graham (Vice Chair) and Patricelli, Ms. Cleveland, and Dr. Kennan. Other than Mr. Forsgren, no Committee member was an employee of Northeast Utilities or its subsidiaries. Mr. Forsgren resigned from the Board and as a member of the Finance Committee at the end of 2004.

The Board of Trustees has adopted a written charter for each of these Committees and written Corporate Governance Guidelines. The Committee charters and Corporate Governance Guidelines are available on the Company’s web site at http://www.nu.com/investors/corporate_gov/default.asp. Printed copies of these materials are also available to any shareholder upon written request.

In addition, the Board established two ad hoc committees during 2003, the Committee on Regulatory and Legislative Initiatives and a Search Committee.

The Committee on Regulatory and Legislative Initiatives, whose responsibility was to provide guidance and counsel on regulatory and legislative matters as requested from time to time by management, held no meetings during 2004 and was abolished on May 11, 2004.

The Search Committee, whose responsibility was to conduct a search for Northeast Utilities’ next President and Chief Executive Officer, held 9 meetings in 2004. Since Mr. Shivery was elected as President and Chief Executive Officer on March 29, 2004, the Search Committee was abolished on May 11, 2004.

The Company has adopted a Code of Ethics for Senior Financial Officers (Chief Executive Officer, Chief Financial Officer and Controller). The Code of Ethics is posted on the Company’s web site and is available at http://www.nu.com/investors/corporate_gov/default.asp on the Internet. Information pertaining to amendments and waivers from the Code of Ethics will be posted at this site. Printed copies of the Code of Ethics are also available to any shareholder upon written request.

SELECTION OF TRUSTEES

As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become members of the Board of Trustees and to recommend the election of the nominees at the annual meeting of shareholders. The Company has from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

As provided in the Company’s Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with these qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to the Company’s activities. The Corporate Governance Committee shall also seek diversity in gender, ethnicity and personal background when considering candidates for Board membership.

Shareholders wishing to provide information concerning potential candidates for membership on the Board of Trustees may address such information, in writing, to the Secretary of the Company at the mailing address set forth on page 1 of this proxy statement. The communication must identify the writer as a shareholder of Northeast Utilities and provide sufficient detail for the Corporate Governance Committee to consider the nominee’s qualifications.

COMMUNICATIONS FROM SHAREHOLDERS

It is the policy of Northeast Utilities to provide a method for shareholders to communicate with the Board of Trustees and individual Trustees. In furtherance of this policy, the Board has designated the Secretary of Northeast Utilities as the contact person for such communications. Written communications from shareholders that are addressed to the Board or individual Trustees, in care of the Secretary at the mailing address set forth on page 1 of this proxy statement, and properly identify the sender, will be forwarded by the Secretary to the intended recipient or recipients.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Sulloway & Hollis, P.L.L.C. provided legal services to various subsidiaries of Northeast Utilities during 2004, and received $224,123 for such services. Ms. Cleveland, who is standing for re-election as a Trustee of Northeast Utilities, is married to John B. Garvey, a partner in the firm. None of these services were provided by Mr. Garvey, and Mr. Garvey receives no special compensation as a result of the firm’s relationship with the Company. The firm has provided legal services to Public Service Company of New Hampshire, a subsidiary of Northeast Utilities acquired by merger in 1992, since its formation over 75 years ago.

TRUSTEE INDEPENDENCE

Northeast Utilities has adopted Corporate Governance Guidelines incorporating independence standards that meet or exceed those contained in the Listed Company Manual of the New York Stock Exchange. Applying those standards, the Board of Trustees, assisted by inside and outside counsel, reviewed and considered relationships and transactions between Northeast Utilities, its affiliates and subsidiaries, on the one hand, and each Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand.

Likewise, the Board also examined relationships and transactions between each Trustee and senior management of the Company to ascertain whether a Trustee’s independence is compromised.

Finally, the Board also reviewed the Company’s charitable donations to organizations in which Board members or their immediate family members serve as officers or directors.

As a result of this review, on March 1, 2005, the Board affirmatively determined that all of the members of the Board of Trustees nominated for election at the Annual Meeting of Shareholders are independent of the Company and have no material relationship with the Company, under the standards contained in the Listed Company Manual of the New York Stock Exchange and under Northeast Utilities’ Corporate Governance Guidelines, with the exception of Mr. Shivery, who was elected a Trustee on March 29, 2004 and is an employee of the Company. In reaching this determination, the Board considered the length of the relationship between Public Service Company of New Hampshire and Sulloway & Hollis, P.L.L.C. described above, and the lack of any direct benefit to Ms. Cleveland or her husband, and concluded that this relationship was not material and thus does not affect Ms. Cleveland’s independence as a Trustee.

MEETINGS OF THE BOARD AND ITS COMMITTEES

In 2004, the Board of Trustees held 16 meetings, the non-management Trustees held 3 meetings and met in executive session once during a regularly scheduled full Board meeting, and the Board, the non-management Trustees and the Committees of the Board held a total of 71 meetings. All eleven members of the Board of Trustees attended the Annual Meeting of Shareholders held on May 11, 2004. Board members are generally expected to attend annual meetings but the Company has no written policy addressing this subject.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides, as of March 1, 2005, information as to persons who are known to Northeast Utilities to beneficially own more than five percent of the common shares of Northeast Utilities. Northeast Utilities has no other class of voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Lord, Abbett & Co.	10,606,677	(1)	8.22%
90 Hudson Street
Jersey City, NJ 07302

AXA Financial et al.	10,469,065	(2)	8.11%
1290 Avenue of the Americas
New York, New York 10104

Capital Research and Management Company	6,645,000	(3)	5.15%
333 South Hope Street
Los Angeles, CA 90071

Notes:

(1)	According to an Amendment to Statement on Schedule 13G dated February 2, 2005, Lord, Abbett & Co. is the beneficial owner of 10,606,677 common shares of Northeast Utilities. According to the Schedule 13G, Lord, Abbett & Co. has sole voting and dispositive power with respect to these shares.
(2)	According to a Statement on Schedule 13G dated February 14, 2005 and filed by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, and AXA Financial, Inc., (a) Alliance Capital Management L.P. is the beneficial owner of 9,468,977 common shares of Northeast Utilities, for which it has sole dispositive power, including 5,932,540 shares for which it has sole voting power and 258,735 shares for which it has shared voting power; (b) AXA Equitable Life Insurance Company is the beneficial owner of 3,250 shares, for which it has sole voting and dispositive power; (c) AXA Rosenberg Investment Management LLC is the beneficial owner of 993,100 shares, for which it has sole dispositive power, including 634,200 shares for which it has sole voting power; (d) Advest, Inc. is the beneficial owner of 3,481 shares for which it has shared voting and dispositive power; and (e) Boston Advisors, Inc. is the beneficial owner of 257 shares for which it has no voting power and shared dispositive power. The Statement on Schedule 13G further states (a) that Alliance Capital Management L.P., AXA Equitable Life Insurance Company, Advest, Inc. and Boston Advisors, Inc. are subsidiaries of AXA Financial, Inc., which states that each of them operates under independent management and makes independent decisions; (b) that AXA is a parent holding company of AXA Rosenberg Investment Management LLC and owns AXA Financial, Inc.; and (c) that AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle as a group act as a parent holding company with respect to these holdings. The Statement on Schedule 13G further states that the filing shall not be construed as an admission that AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, or AXA beneficially own such shares.
(3)	According to an Amendment to Statement on Schedule 13G dated February 9, 2005, Capital Research and Management Company is the beneficial owner of 6,645,000 common shares of Northeast Utilities as a result of acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

COMMON STOCK OWNERSHIP OF MANAGEMENT

The following table provides information as of March 1, 2005, as to the beneficial ownership of the common shares of Northeast Utilities by each Trustee and nominee for Trustee, the Chief Executive Officer of NU, each of the executive officers of Northeast Utilities listed on the Summary Compensation Table on page 14 of this Proxy Statement, and all Trustees, nominees for Trustee and executive officers of NU as a group. Unless otherwise noted, each Trustee, nominee and executive officer has sole voting and investment power with respect to the listed shares.

Name	Amount and Nature of Beneficial Ownership		Percent of Class	Deferred Shares And Units(1)	Restricted Share Units(2)
David H. Boguslawski	36,199	(3)	(4)	20	6,189
Richard H. Booth	6,000	(5)	(4)	10,944	0
Gregory B. Butler	44,957	(6)	(4)	158	20,829
Cotton Mather Cleveland	20,232	(7)	(4)	6,100	0
Sanford Cloud, Jr.	23,367	(8)	(4)	992	4,550
James F. Cordes	13,049	(9)	(4)	3,185	4,550
E. Gail de Planque	20,640	(7)	(4)	3,100	3,000
John H. Forsgren	164,226	(10)	(4)	0	53,152
John G. Graham	1,000		(4)	10,988	0
Cheryl W. Grisé	214,743	(11)	(4)	2,065	45,725
Elizabeth T. Kennan	18,755	(7)	(4)	11,351	0
Robert E. Patricelli	29,172	(7)	(4)	0	4,550
William W. Schivley	60,934	(12)	(4)	982	8,341
Charles W. Shivery	63,413	(13)	(4)	2,103	66,948
John F. Swope	22,361	(7)	(4)	8,216	0
All Trustees and Executive Officers as a Group (16 persons)	791,657		(4)	61,455	259,445

Notes:

(1)	“Deferred shares and units” includes common shares and restricted share units receipt of which has been deferred, and which are recorded in the executive officer’s or Trustee’s account under the Northeast Utilities Deferred Compensation Plan for Trustees or the Northeast Utilities Deferred Compensation Plan for Executives. In each case the named individual has neither voting nor dispositive power with respect to these deferred shares or deferred restricted share units nor the ability to obtain beneficial ownership of the shares represented thereby within 60 days.
(2)	“Restricted share units” includes restricted share units issued under the Northeast Utilities Incentive Plan receipt of which has not been deferred, as to which the named individual has neither voting nor dispositive power nor the ability to obtain beneficial ownership of the shares represented thereby within 60 days.
(3)	Includes 25,350 shares that could be acquired by Mr. Boguslawski pursuant to currently exercisable options and 2,652 shares as to which Mr. Boguslawski has sole voting and no dispositive power.
(4)	As of March 1, 2005, no Trustee or executive officer of Northeast Utilities beneficially owned more than one percent of the Northeast Utilities common shares outstanding.
(5)	Includes 5,000 shares that could be acquired by Mr. Booth pursuant to currently exercisable options.
(6)	Includes 29,800 shares that could be acquired by Mr. Butler pursuant to currently exercisable options and 3,890 shares as to which Mr. Butler has sole voting and no dispositive power.

(7)	Includes 12,500 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.
(8)	Includes 7,500 shares that could be acquired by Mr. Cloud pursuant to currently exercisable options.
(9)	Includes 5,000 shares that could be acquired by Mr. Cordes pursuant to currently exercisable options.
(10)	Includes 134,266 shares that could have been acquired by Mr. Forsgren as of December 31, 2004 pursuant to then currently exercisable options and 28,343 shares as of December 31, 2004 as to which Mr. Forsgren had sole voting and no dispositive power.
(11)	Includes 171,228 shares that could be acquired by Mrs. Grisé pursuant to currently exercisable options, 14,779 shares as to which Mrs. Grisé has sole voting and no dispositive power, and 265 shares held by Mrs. Grisé’s husband as custodian for her children, with whom she shares voting and dispositive power.
(12)	Includes 52,416 shares that could be acquired by Mr. Schivley as of January 31, 2005 pursuant to then currently exercisable options and 6,100 shares as of January 31, 2005 as to which Mr. Schivley had sole voting and no dispositive power.
(13)	Includes 19,349 shares that could be acquired by Mr. Shivery pursuant to currently exercisable options and 26,530 shares as to which Mr. Shivery has sole voting and no dispositive power.

EXECUTIVE COMPENSATION

The following tables present the cash and non-cash compensation received by the Chief Executive Officer and the named executive officers of Northeast Utilities (as described by the rules of the Securities and Exchange Commission) during 2004:

Summary Compensation Table

	Year				Long Term Compensation
		Annual Compensation			Awards		Payouts	All Other Compensation ($) (Note 3)
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compen- sation ($) (Note 1)	Restricted Stock Award(s) ($) (Note 2)	Securities Underlying Options/Stock Appreciation Rights (#)	Long Term Incentive Program Payouts ($)
Charles W. Shivery Chairman of the Board, President and Chief Executive Officer of NU (Note 4)	2004 2003 2002	799,380 554,616 306,731	200,000 674,000 200,000	3,754 8,946 244,594	866,244 220,004 —	— — 29,204	— — —	43,150 16,639 7,615

John H. Forsgren Vice Chairman of NU, Executive Vice President and Chief Financial Officer of NU, PSNH and WMECO (Note 5)	2004 2003 2002	589,616 574,615 556,154	— 1,086,175 165,000	8,700 17,384 —	444,595 427,495 —	— — 54,400	— — —	214,284 187,574 179,674

Cheryl W. Grisé President— Utility Group of NU and Chief Executive Officer of CL&P, PSNH and WMECO	2004 2003 2002	505,539 451,538 409,231	234,949 581,513 280,000	5,000 13,216 —	387,494 324,994 —	— — 39,600	— — —	229,321 184,587 180,523

Gregory B. Butler Senior Vice President, Secretary and General Counsel of NU and NUSCO	2004 2003 2002	304,615 244,615 206,154	75,316 232,200 70,000	760 4,473 —	250,003 109,995 —	— — 13,200	— — —	12,785 6,000 6,000

David H. Boguslawski Vice President— Transmission	2004 2003 2002	217,308 204,616 190,654	42,957 155,390 75,000	— — —	75,206 75,000 —	— — 8,600	— — —	9,006 9,050 5,720

William W. Schivley President— Select Energy, Inc. (Note 6)	2004 2003 2002	359,908 303,077 275,769	— 182,023 —	3,684 2,373 450	155,002 115,000 —	— — 17,500	— — —	14,598 13,411 8,273

Notes:

(1)	“Other Annual Compensation” for Mr. Shivery includes $144,000 of relocation expenses in 2002, per his employment agreement. “Other Annual Compensation” for other officers include miscellaneous items such as reimbursement for financial planning expenses.

(2)	Restricted shares listed in the Table are valued as of the date of grant. The aggregate restricted share holdings by the individuals named in the table were, at December 31, 2004, 252,843 common shares, with a value of $4,766,091. The aggregate restricted share holdings by each of the individuals named in the table and the value thereof, at December 31, 2004, were 67,667 common shares ($1,275,523) for Mr. Shivery; 81,495 common shares ($1,536,181) for Mr. Forsgren; 61,926 common shares ($1,167,305) for Mrs. Grisé; 19,289 common shares ($363,598) for Mr. Butler; 8,025 common shares ($151,271) for Mr. Boguslawski and 14,441 common shares ($272,213) for Mr. Schivley. Each of the six individuals were awarded restricted share units as long term incentive compensation during 2004, which vest over four years, with 50% payable at vesting and 50% payable 4 years after vesting; dividends on restricted share units are reinvested and additional shares added as a result of reinvestment are vested and paid on the same schedule. In addition, Mr. Shivery was awarded 25,000 restricted shares in 2004, upon his appointment as Chairman, President and CEO; these shares vest over 4 years and dividends are paid out during the vesting period. In 2003, certain individuals were awarded restricted shares as long term compensation which vest over four years; dividends on these restricted shares are paid out during the vesting period. Payment of 50% of the 2003 annual incentive payout for Mr. Shivery, Mr. Forsgren and Mrs. Grisé was made in restricted share units which vest over three years and on which dividends are reinvested during the vesting period. Payment of 50 percent of the 2001 and 2002 annual bonuses of each of Mr. Forsgren and Mrs. Grisé was made on February 25, 2002 and February 25, 2003, respectively, in the form of restricted shares vesting one-third on each of the next three anniversaries of these payments; dividends on these restricted shares granted in 2003 are paid out during the vesting period.

(3)	“All Other Compensation” for 2004 consists of employer matching contributions under the Northeast Utilities Service Company 401k Plan, generally available to all eligible employees ($6,150 for each named officer other than Mr. Forsgren), matching contributions under the Deferred Compensation Plan for Executives (Mr. Shivery—$17,831, Mrs. Grisé—$9,016, Mr. Butler—$2,988, Mr. Schivley—$4,635, and Mr. Boguslawski—$369) and dividends on restricted stock (Mr. Shivery—$19,169, Mr. Forsgren—$14,172, Ms. Grisé—$10,774, Mr. Butler—$3,647, Mr. Schivley—$3,813 and Mr. Boguslawski—$2,486). For Mr. Forsgren and Mrs. Grisé, it also includes vested deferred compensation paid out in 2004 of $200,112 and $203,381, respectively (See Employment Contracts and Termination of Employment and Change in Control Arrangements, below).

(4)	Served as interim President effective January 1, 2004 and elected Chairman of the Board, President and Chief Executive Officer on March 29, 2004.

(5)	Retired December 31, 2004.

(6)	Retired January 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

	Shares With Respect to Which Options Were Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/ SARs at Fiscal Year End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles W. Shivery	—	—	19,349	9,675	—	—
John H. Forsgren	—	—	134,266	18,134	9,792	4,896
Cheryl W. Grisé	—	—	158,027	13,201	126,513	3,564
Gregory B. Butler	—	—	25,400	4,400	6,089	1,188
William W. Schivley	—	—	52,416	5,834	12,225	1,575
David H. Boguslawski	6,672	23,857	22,482	2,868	5,260	774

Long-Term Incentive Plans – Awards in Last Fiscal Year

Grants of three-year performance units were made during 2004 under the Northeast Utilities Incentive Plan to the Company’s officers. Payments will be made in cash following the close of the performance period. Threshold, target, and maximum payouts will be determined based on net income over the performance period. In the event of termination due to retirement, death, or disability, grants shall be prorated based on time in the performance period and their value shall be determined based on performance through the end of the performance period. In the event of a Change of Control, as defined, grants shall be prorated based on time in the performance period, their value shall be set at target, and their value shall be paid immediately. In the event of a Termination Upon a Change of Control, as defined, grants shall be fully vested, their value shall be set at target, and their value shall be paid immediately. Grants to the executive officers named in the Summary Compensation Table were as follows:

			Estimated Future Payouts Under Non-Stock Price-Based Plans
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
Charles W. Shivery	4,000	1/1/2004-12/31/2006	160,000	400,000	560,000
John H. Forsgren	4,446	1/1/2004-12/31/2006	177,840	444,600	622,440
Cheryl W. Grisé	3,875	1/1/2004-12/31/2006	155,000	387,500	542,500
Gregory B. Butler	2,500	1/1/2004-12/31/2006	100,000	250,000	350,000
David H. Boguslawski	753	1/1/2004-12/31/2006	30,120	75,300	105,420
William W. Schivley	1,550	1/1/2004-12/31/2006	62,000	155,000	217,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on such reports, or written representations that no Form 5 was required, Northeast Utilities believes that for the year ended December 31, 2004, all such reporting requirements were complied with in a timely manner.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND

CHANGE IN CONTROL ARRANGEMENTS

Northeast Utilities Service Company (NUSCO) has employment agreements with Messrs. Butler, Forsgren and Shivery and Mrs. Grisé. The agreements are binding on Northeast Utilities and, except for Mr. Shivery’s agreement, on certain majority-owned subsidiaries of Northeast Utilities.

Each agreement obligates the officer to perform such duties as may be directed by the NUSCO Board of Directors or the Northeast Utilities Board of Trustees, protect the Company’s confidential information, and refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area.

Each agreement provides that the officer’s base salary will not be reduced below certain levels without the consent of the officer, and that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan or other supplemental retirement programs (see “Pension Benefits” below) and/or in certain executive incentive programs at specified incentive opportunity levels.

Each agreement provides for a specified employment term and for automatic one-year extensions of the employment term unless at least six months’ notice of non-renewal is given by either party. The employment term may also be ended by the Company for “cause”, as defined, at any time (in which case certain supplemental retirement benefits may be forfeited), or by the officer on thirty days’ prior written notice for any reason. Absent “cause”, the Company may remove the officer from his or her position on sixty days’ prior written notice, but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive two years’ base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of specified long-term incentive compensation.

Under the terms of the agreements, upon any termination of employment following a change of control, as defined, between (a) the earlier of the date shareholders approve a change of control transaction or a change of control transaction occurs and (b) the earlier of the date, if any, on which the Board of Trustees abandons the transaction or the date two years following the change of control, if the officer signs a release of all claims against the Company, the officer will be entitled to certain payments including a multiple (not to exceed three) of “base compensation,” as defined, annual incentive payments, specified employee welfare and pension benefits, and vesting of specified long-term incentive compensation. Certain of the change of control provisions may be modified by the Board of Trustees prior to a change of control, on at least two years’ notice to the affected officer(s).

Besides the terms described above, Mr. Shivery’s agreement provides for a specified initial salary, cash and stock options upon employment, a special incentive program and special retirement benefits, and Mr. Forsgren’s agreement provides for special retirement benefits. See “Pension Benefits”, below, for further description of these provisions. The agreements of Mr. Forsgren and Mrs. Grisé were supplemented during 2001 to provide for a deferred payment of $520,000 and $500,000, respectively, which payments vested and were paid in even installments (adjusted to reflect investment performance) on June 28, 2002, 2003 and 2004. Letter agreements reflecting the terms of employment for Messrs. Boguslawski and Schivley provide for specified initial salary, cash, stock options and/or other benefits upon employment. Messrs. Boguslawski and Schivley participate in the Special Severance Program for Officers of Northeast Utilities System Companies. Upon his retirement in January 2005, Mr. Schivley received severance in the amount of $336,000.

The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

PENSION BENEFITS

The tables on the following page show the estimated annual retirement benefits payable to an executive officer of Northeast Utilities upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Northeast Utilities Service Company Retirement Plan (the Retirement Plan) but also eligible for either the make-whole benefit or the make-whole benefit plus the target benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental Plan). The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as “compensation” awards under the executive incentive plans and deferred compensation (as earned). The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of Northeast Utilities companies until at least age 60 (unless the Board of Trustees sets an earlier age).

Messrs. Shivery, Butler and Forsgren and Mrs. Grisé are currently eligible for a make-whole plus a target benefit. Mr. Boguslawski is eligible for the make-whole benefit but not the target benefit. Mr. Schivley was not eligible to participate in the Supplemental Plan but he did participate in the Retirement Plan until his retirement. The amount of his annual compensation covered by the Retirement Plan was limited by the IRS to $205,000 for 2004.

Mr. Shivery’s Employment Agreement provides for a special retirement benefit, following completion of five years of service with the Company (2007), consisting of the excess over benefits otherwise payable from the Retirement Plan and the Supplemental Plan needed to give him the equivalent of fully-vested benefits under the Retirement Plan and the Supplemental Plan calculated by adding three additional years to his actual service and utilizing an early commencement reduction factor of 2 percent per year for each year younger than age 65 at commencement, if better than the factors then in use under the Retirement Plan.

Mr. Forsgren’s Employment Agreement provides for supplemental pension benefits based on crediting additional service for the make-whole plus target benefit under the Supplemental Plan. Based on his age and service at retirement, Mr. Forsgren is eligible for a make-whole plus target benefit based on crediting 11.9 extra years of service, unreduced for early commencement. Mr. Forsgren’s employment agreement also provides for payments equal to 25 percent of final average compensation (not to exceed 170 percent of highest average base compensation received in any 36 month period) for up to 15 years following retirement, reduced by four percentage points for each year that his age is less than 65 years at retirement. Because Mr. Forsgren retired at the end of 2004 at the age of 58 years, 4 months, the amount of the supplemental 15-year annuity benefit provided will equal 18.3% of his final average compensation, which includes an average incentive of 70% of base pay.

Mr. Schivley’s employment agreement provides that upon retirement he will be entitled to receive a special retirement benefit calculated by applying the benefit formula of the CMS Energy / Consumers Energy Company (CMS) Supplemental Executive Retirement Plan as

was in effect upon his date of hire by the Northeast Utilities System (the Company) to all compensation earned from the Company and to all service rendered to the Company and CMS; this benefit will be offset by benefits from the Retirement Plan and CMS.

ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR MAKE-WHOLE BENEFIT

Final Average Compensation	Years of Credited Service
	15	20	25	30	35
$ 200,000	$43,174	$57,565	$71,957	$86,591	$101,226
$ 250,000	$54,424	$72,565	$90,707	$109,091	$127,476
$ 300,000	$65,674	$87,565	$109,457	$131,591	$153,726
$ 350,000	$76,924	$102,565	$128,207	$154,091	$179,976
$ 400,000	$88,174	$117,565	$146,957	$176,591	$206,226
$ 450,000	$99,424	$132,565	$165,707	$199,091	$232,476
$ 500,000	$110,674	$147,565	$184,457	$221,591	$258,726
$ 600,000	$133,174	$177,565	$221,957	$266,591	$311,226
$ 700,000	$155,674	$207,565	$259,457	$311,591	$363,726
$ 800,000	$178,174	$237,565	$296,957	$356,591	$416,226
$ 900,000	$200,674	$267,565	$334,457	$401,591	$468,726
$1,000,000	$223,174	$297,565	$371,957	$446,591	$521,226
$1,100,000	$245,674	$327,565	$409,457	$491,591	$573,726
$1,200,000	$268,174	$357,565	$446,957	$536,591	$626,226
$1,300,000	$290,674	$387,565	$484,457	$581,591	$678,726
$1,400,000	$313,174	$417,565	$521,957	$626,591	$731,226
$1,500,000	$335,674	$447,565	$559,457	$671,591	$783,726

ANNUAL BENEFIT FOR OFFICERS ELIGIBLE FOR TARGET PLUS MAKE WHOLE BENEFIT

Final Average Compensation	Years of Credited Service
	15	20	25	30	35
$ 200,000	$72,000	$96,000	$120,000	$120,000	$120,000
$ 250,000	$90,000	$120,000	$150,000	$150,000	$150,000
$ 300,000	$108,000	$144,000	$180,000	$180,000	$180,000
$ 350,000	$126,000	$168,000	$210,000	$210,000	$210,000
$ 400,000	$144,000	$192,000	$240,000	$240,000	$240,000
$ 450,000	$162,000	$216,000	$270,000	$270,000	$270,000
$ 500,000	$180,000	$240,000	$300,000	$300,000	$300,000
$ 600,000	$216,000	$288,000	$360,000	$360,000	$360,000
$ 700,000	$252,000	$336,000	$420,000	$420,000	$420,000
$ 800,000	$288,000	$384,000	$480,000	$480,000	$480,000
$ 900,000	$324,000	$432,000	$540,000	$540,000	$540,000
$1,000,000	$360,000	$480,000	$600,000	$600,000	$600,000
$1,100,000	$396,000	$528,000	$660,000	$660,000	$660,000
$1,200,000	$432,000	$576,000	$720,000	$720,000	$720,000
$1,300,000	$468,000	$624,000	$780,000	$780,000	$780,000
$1,400,000	$504,000	$672,000	$840,000	$840,000	$840,000
$1,500,000	$540,000	$720,000	$900,000	$900,000	$900,000

The benefits presented in the tables above are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments. Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Final average compensation for purposes of calculating the make-whole benefit is the highest average annual compensation of the participant during any 60 consecutive months compensation was earned. Compensation for these benefits includes the annual salary and bonus shown in the Summary Compensation Table and, for the make-whole benefit for officers hired before November 2001, and for the target benefit for officers who were hired before November 2001 and eligible for the target benefit prior to October 2003, an amount that represents the annual value of target long term incentive compensation for 2001. Compensation for purposes of these benefits does not include employer matching contributions under the 401k Plan. In the event that an officer’s employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidiaries under long term disability plans and policies.

The compensation covered by the Supplemental Plan in 2004 for Mr. Shivery, Mr. Forsgren, Mrs. Grisé, Mr. Butler and Mr. Boguslawski was $999,380, $861,803, $877,038, $379,931 and $291,692, respectively.

As of December 31, 2004, the executive officers named in the Summary Compensation Table had attained the following years of credited service for purposes of the Supplemental Plan: Mr. Shivery – 2, Mr. Forsgren – 8, Mrs. Grisé – 24, Mr. Butler – 8 and Mr. Boguslawski – 27. Mr. Schivley had 25 years of service for purpose of his special retirement benefit and Mr. Forsgren had 20 years of service for purposes of his supplemental pension benefit.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table sets forth the number of common shares of Northeast Utilities issuable under the equity compensation plans of the Northeast Utilities System, as well as their weighted exercise price, in accordance with the rules of the Securities and Exchange Commission:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,054,937	$18.596	See Note 1
Equity compensation plans not approved by security holders	0	0	None

Total	2,054,937	18.596	See Note 1

Note:

(1)	Under the Northeast Utilities Incentive Plan, 6,301,994 shares were available for issuance as of December 31, 2004. In addition, an amount equal to one percent of the outstanding shares as of the end of each year becomes available for issuance under the Incentive Plan the following year. Under the Northeast Utilities Employee Share Purchase Plan II, 6,723,969 additional shares are available for issuance. Each such plan expires in 2008.

TRUSTEE COMPENSATION

Each Trustee who is not an employee of Northeast Utilities or its subsidiaries receives an annual retainer. The Lead Trustee and the Chairs of the Audit, Compensation, Corporate Affairs, Corporate Governance and Finance Committees receive additional annual retainers. All retainers are payable quarterly. The following table sets forth the amounts of the retainers for 2004 and 2005:

	2004	2005
Trustees	$25,000	$25,000
Lead Trustee	$50,000	$50,000
Audit Committee	$10,000	$20,000
Compensation Committee	$5,000	$15,000
Corporate Affairs Committee	$4,000	$7,500
Corporate Governance Committee	$4,000	$7,500
Finance Committee	$4,000	$7,500

Beginning on January 1, 2005, one-half of the value of the payments to the Chairs of the Audit and Compensation Committees is payable in the form of NU Common Shares.

A non-employee Trustee receives $1,500 and $1,250 ($1,000 in 2004) for each meeting attended of the Board or its Committees, respectively, or, for participation in a meeting by conference telephone, $1,000 for a Board meeting and $850 ($675 in 2004) for a Committee meeting. However, members of the Audit Committee will receive $1,250 for certain meetings held by conference telephone during 2005.

A non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra Board-related services in the interest of the Northeast Utilities System may receive additional compensation of $750 per half-day plus necessary expenses. When the spouses of Trustees are asked to attend functions of the Board, the Company’s pays for the travel-related expenses of the spouses that attend such functions. The payment of a Trustee’s spousal expenses is considered imputed income to the individual Trustee. In addition, the Company makes a gross-up payment to each such Trustee to cover the tax liability for the imputed income associated with the spousal expenses. The cumulative amount of such payments for 2004 was approximately $37,308.

In December 2003 the Board elected Dr. Kennan as interim Chairman of the Board and formed a Search Committee following Mr. Morris’s announced retirement. In January 2004, the Compensation Committee approved compensation for the interim Chairman of the Board and for members of the Search Committee. During her tenure as interim Chairman of the Board, which ended upon the election of Mr. Shivery as a Trustee and as Chairman of the Board, President and Chief Executive Officer on March 29, 2004, Dr. Kennan was paid $40,000 per month in lieu of all retainers and meeting fees, and Dr. Kennan received $20,000 additional compensation for extra services performed during December 2003. Members of the Search Committee (except for Dr. Kennan) received a one-time payment of $10,000, and the Chair of the Search Committee (Mr. Cordes) received a one-time payment of $20,000, in lieu of normal meeting fees for all meetings of the Search Committee held during the search for a new chief executive officer for the Company.

Under the terms of the Northeast Utilities Incentive Plan, each non-employee Trustee is also eligible for stock-based grants. In January 2004, Dr. Kennan was granted 5,000 restricted share units and each other non-employee Trustee was granted 3,000 restricted share units under the Incentive Plan. Subject to any deferral election in effect, half of these units were paid as newly-issued shares in January 2005 and half will be paid as newly-issued shares in January 2009.

In January 2005, each non-employee Trustee was granted 3,000 restricted share units under the Incentive Plan. If a Trustee leaves the Board prior to January 10, 2006, such Trustee will forfeit a pro rata portion of these units. Absent such a forfeiture, and subject to any deferral election in effect, half of these units will be paid as newly-issued shares in January 2006 and half will be paid as newly-issued shares in January 2010, whether or not such individual is then a Trustee.

Prior to the beginning of each calendar year, non-employee Trustees may irrevocably elect to have all or any portion of their retainers and fees paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee’s Responsibilities

The Committee oversees the compensation and benefits of employees, and is the administrator of executive compensation programs for the executive officers of the Northeast Utilities System (the Company) with authority to establish and interpret the terms of those programs. The Committee must authorize individual compensation actions for the Chief Executive Officer and all executive officers. Specifically, the Committee establishes and approves base salaries and annual and long-term incentive awards. The Committee retains outside compensation experts in setting compensation levels, evaluating the weight given to various forms of compensation and establishing and implementing compensation programs.

The Committee’s charter reflects these responsibilities and is reviewed annually. The Committee’s membership is determined by the Board and is composed entirely of independent Trustees. The Committee meets at scheduled times during the year, including from time to time in executive session. The Chair of the Committee reports to the full Board following each Committee meeting.

This report summarizes the compensation philosophy and policies that the Committee applied in making executive compensation decisions in 2004.

Compensation Philosophy

The Committee has approved compensation programs intended to:

•	Align executives’ interests with those of Northeast Utilities’ shareholders by using equity-based incentives as a significant part of executives’ compensation and by using a variety of performance criteria that reflect shareholder interests;

•	Attract and retain key executives by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of businesses;

•	Motivate executives and key employees to achieve strong financial and operational performance;

•	Emphasize performance-based compensation, which balances rewards for short-term and long-term business results;

•	Reward individual performance; and

•	Encourage long-term commitment to the Company.

Components of Compensation for 2004

The principal components of executive compensation that support the Company’s compensation philosophy are base salary and annual and long-term incentive programs. In making compensation decisions for each executive officer, the Committee considers individual performance, level of responsibility, skills and experience, and corporate and business unit performance. The Committee is advised in these deliberations by outside compensation experts.

•	2004 Base Salary – The Committee sets the annual base salary for each executive officer. The Committee periodically adjusts officers’ base salaries to reflect considerations such as changes in responsibility, market sensitivity, recommendations of the CEO regarding performance of individual officers, and internal equity. The goal for the base pay component is to compensate executive officers at a level which is commensurate with the salaries of individuals in comparable positions and markets. In 2004 the Committee, with the assistance of Pearl Meyer & Partners, an independent compensation consultant, reviewed marketplace compensation levels and set salaries for each executive officer for 2005.

•	2004 Annual Incentive Program – The 2004 Annual Incentive Program provides annual incentives to executive officers to promote the achievement of performance objectives of the Company and the executive. Awards under the Program are directly related to the Company’s performance against an adjusted net income goal and the executive’s performance against specific individual goals established in advance.

Target incentive opportunities under this Program are established using survey data for individuals in comparable positions and markets. Incentive awards may equal up to 200% of target when outstanding financial and operational results are achieved. The Program provides that awards are paid in cash.

For 2004, the minimum corporate adjusted net income goal was not achieved, resulting primarily from the underperformance of certain of the competitive business units. Because the Company failed to meet this minimum net income goal for 2004, no awards under the pre-defined annual incentive program were made. However, the Committee, in its discretion, determined that awards should be paid to certain executive officers in the regulated operating companies, corporate staff units and certain segments of the competitive business in recognition of the strong performance of their units which achieved or exceeded established goals. This decision was consistent with the change made in the annual incentive program for 2005 and beyond which more directly relates an individual’s incentive payout to the performance of the specific business unit that he or she can directly impact. In March 2005 the Committee awarded 26 executive officers a total of $1.7 million in discretionary incentive awards equivalent to 45% of the 2004 Annual Incentive Program pool at target. No awards were paid to executive officers in those segments of the competitive business that significantly underperformed. All awards were reduced significantly because of this underperformance. These awards are considered discretionary and, as such, a portion of the payments to certain of the executives may not be deductible by the Company for 2005 federal income tax purposes.

•	2004-2006 Long Term Incentive Program – The Committee has structured long- term incentive compensation to align with shareholder interests, reward performance, and encourage long term commitment. Long-term incentive awards are made early in the year to each executive officer and other officers and certain key employees of the Company. Target incentive opportunities for executives under this Program are established using survey data for individuals in comparable positions and markets. These awards are equity-based and, for executive officers, also in the form of three-year performance cash units.

In 2004 the Company awarded restricted share units which vest over four years for the equity-based portion of the long-term incentive program. Beginning with the 2004 program, payment of half of the vested units was deferred an additional four years beyond vesting in order to further increase share ownership by executive officers. In

2004 the Company awarded 156,844 restricted share units to 30 executive officers.

The three-year performance cash units reward corporate earnings performance from January 1, 2004 through December 31, 2006. In 2004 the Company awarded three-year performance cash units with a total target value of $3 million to 30 executive officers. These three-year performance cash units will be valued at the end of the period based on achieving pre-defined levels of cumulative earnings performance directly related to the Company’s multi-year business plan at the time of the award.

2005 Executive Compensation

During 2004 the Compensation Committee and management undertook an extensive review of all aspects of the Company’s executive compensation programs. The Committee met 11 times in the course of this review. Senior management, the Committee’s consultant, and the Committee Chair met on numerous additional occasions. The goal of this review was to assure that the programs were aligned with shareholders, competitive, and supportive of the Company’s strategy and business plan.

As a result of this review, the Company

•	Reaffirmed the compensation philosophy and determined to more effectively align executives’ incentives with shareholder interests by introducing total shareholder return measured against a comparator group of companies as a performance criterion in the long-term performance cash program.

•	Modified the compensation comparator group of companies used to establish pay levels and practices to more closely align with utility companies of similar size and business composition.

•	Established the 2005 Annual Incentive Program for executive officers of the Company to more directly relate an individual’s potential incentive payout to the performance of the specific business unit that he or she can directly impact. Performance metrics are established that reflect the financial, strategic, and operational goals that measure business success at each officer level. In addition, adjusted net income financial performance thresholds are set by the Compensation Committee that must be achieved before an individual officer can be eligible for all or part of an incentive award.

•	Confirmed the current approach to long-term incentive compensation based on the use of equity units that are valued based on share price and delivered in the form of restricted share units, and three-year performance cash units that are valued and paid in cash based on the attainment of established business criteria over three-year rolling measurement periods.

Restricted share units are awarded from a pool whose value before adjusting for performance is half of the 2005-2007 long-term incentive program at target. Beginning in 2005, the size of the pool of restricted share units is established based on corporate achievement of the previous year’s goals, that year’s contribution to the Company’s longer-term strategic direction, and the need to motivate future performance. The actual number of restricted share units awarded to each officer is based on a target that is adjusted to reflect performance and contribution of the individual. These restricted share units vest over three years.

Half of the Long-Term Incentive Program value at target is awarded as three-year performance cash units to officers. Performance cash units will be valued at the end of the three-year performance period that ends December 31, 2007, assessed on the degree of achievement of pre-defined levels of cumulative adjusted net income, return on equity, time-weighted average credit ratings, and total shareholder return as compared to a group of comparable utility companies. The ultimate value of the performance cash units, if any, will be determined at the end of the three-year performance period and paid in cash.

•	Confirmed the current approach of deferring a portion of equity units for four years after they vest in order to increase retention of shares by executive officers.

Compensation of the Chief Executive Officer

The CEO’s compensation is set pursuant to an evaluation process developed by the Committee in conjunction with the Corporate Governance Committee of the Board of Trustees. In 2004 the Committee retained Pearl Meyer & Partners to conduct a review of compensation of the CEO. The CEO participates in the same compensation programs and receives compensation based on the same criteria as the Company’s other executive officers. However, the CEO’s compensation reflects the greater policy- and decision-making authority that the CEO holds and the higher level of responsibility he has with respect to the strategic direction of the Company and its financial and operating results. The components of Mr. Shivery’s 2004 compensation were:

•	Base Salary: Based on a market review and the Committee’s judgment as to his past and expected future performance, the CEO’s salary was set at $800,000 upon his election to the position on March 29, 2004, and he received a base salary increase of 5.0% to $840,000, effective at the time of other officer salary reviews on September 1, 2004.

•	2004 Annual Incentive Award: The CEO’s annual incentive target for 2004 was equal to 100% of salary earned, or $799,380. Awards under the Program are directly related to the Company’s performance against a net income goal and the CEO’s performance against specific individual goals established in advance. Incentive awards may equal up to 200% of target when outstanding financial, strategic and operational results are achieved

For 2004, the minimum corporate adjusted net income goal was not achieved, resulting primarily from the underperformance of certain of the competitive business units. Because the Company failed to meet this earnings goal for 2004, no award under the pre-defined annual incentive program was made. However, in recognition of his contribution toward results in the regulated operating companies, corporate staff units and certain of the competitive businesses which met or exceeded established goals, Mr. Shivery received a discretionary award of $200,000, approximately 25% of his target annual award.

•

2004-2006 Long-Term Incentive Awards: In February 2004, Mr. Shivery received 20,833 restricted share units, which vest upon continued employment equally in February 2005, 2006, 2007, and 2008, and 4,000 three-year performance cash units with a target value equal to $100 per unit. The ultimate value of these three-year performance cash units will be determined and paid based on corporate cumulative earnings performance through the end of 2006. In conjunction with his election to CEO, on March 31, 2004, Mr. Shivery received 25,000 restricted shares, which vest upon continued employment equally in February 2005, 2006, 2007 and 2008.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct annual compensation in excess of $1 million paid to certain employees, generally the CEO and four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. The Committee believes that its compensation program adequately responds to issues raised by the deductibility cap placed on executive salaries by Section 162(m) due to the Company’s use of qualified performance-based compensation in Company incentive programs and through the use of additional deferral of payout of equity compensation. While the Company makes every effort to assure that the compensation it pays is eligible to be deducted in computing net income, where compliance with the terms of Section 162(m) conflicts with the Company’s compensation philosophy, or with what the Committee believes is in the best interests of the Company and its shareholders, the Committee could conclude that payment of non-deductible compensation is appropriate under the circumstances. The Committee does not presently anticipate that compensation realized by any executive officer under the Company’s plans and programs now in effect will result in a material loss of tax deductions.

This report has been provided by the Compensation Committee.

Respectfully submitted,

Robert E. Patricelli, Chair

E. Gail de Planque, Vice Chair

Richard H. Booth

Sanford Cloud, Jr.

James F. Cordes

Elizabeth T. Kennan

Dated: March 1, 2005

SHARE PERFORMANCE CHART

The following chart compares the cumulative total return on an investment in Northeast Utilities common shares with the cumulative total return of the S&P 500 Stock Index and the S&P Electric Companies Index over the last five fiscal years, in accordance with the rules of the SEC, assuming $100 invested on January 1, 2000 in Northeast Utilities common shares, S&P 500 Index and S&P Electric Companies Index with all dividends reinvested. Total return of Northeast Utilities common shares assumes reinvestment of all dividends on payment date. Values shown are as of December 31 of each year.

Comparison of Five Year Cumulative Total Return* Among

Northeast Utilities, S&P 500 Index and S&P Electric Utilities Index

(Assumes $100 invested on January 1, 2000 in Northeast Utilities (NU) common shares,

S&P 500 Index and S&P Electric Utilities Index with all dividends reinvested)

2.    RATIFICATION OF THE SELECTION OF AUDITORS

The independent registered public accounting firm of Deloitte & Touche LLP was recommended by the Audit Committee to the Board of Trustees to serve as independent auditors of Northeast Utilities and its subsidiaries for 2004. The Shareholders ratified the Board’s selection of Deloitte & Touche LLP as the independent auditors for Northeast Utilities and its subsidiaries at the 2004 Annual Meeting of Shareholders. Pursuant to the recommendation of the Audit Committee, the Board of Trustees now recommends that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP to conduct an audit of Northeast Utilities and its subsidiaries for 2005. The Declaration of Trust of the Company does not require that its shareholders ratify the selection of independent auditors. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The Board of Trustees recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Pre-Approval of Services Provided by Principal Auditors

The Audit Committee has established policies and procedures regarding the pre-approval of services provided by the principal auditors. Those policies and procedures delegate pre-approval of services to the Audit Committee Chair and/or Vice Chair provided that such offices are held by Trustees who are “independent” within the meaning of the Sarbanes-Oxley Act of 2002 and that all such pre-approvals are presented to the Audit Committee at the next regularly scheduled meeting of the Committee.

Fees Paid to Principal Auditor

The Company’s principal auditor was paid fees aggregating $2,930,455 and $ 1,735,113 for the years ended December 31, 2004 and 2003, respectively, comprised of the following:

1.    Audit Fees

The aggregate fees billed to NU and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for audit services rendered for the years ended December 31, 2004 and 2003 totaled $2,679,300 and $1,441,700, respectively. The audit fees were incurred for audits of the annual consolidated financial statements of NU and its subsidiaries, reviews of financial statements included in quarterly reports on Form 10-Q of NU and its subsidiaries, comfort letters, consents and other costs related to registration statements and financings. The 2004 fees also included an audit of internal controls over financial reporting as of December 31, 2004.

2.    Audit Related Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2004 and 2003 totaled $174,950 and $150,200, respectively, primarily related to the examination of management’s assertions of CL&P’s, PSNH’s and WMECO’s securitization subsidiaries and the Company’s 401k Plan.

3.    Tax Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for tax services for the years ended December 31, 2004 and 2003 totaled $54,965 and $47,500, respectively. These services related solely to reviews of tax returns. There were no services related to tax advice or tax planning.

4.    All Other Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for the years ended December 31, 2004 and 2003 for services other than the services described above totaled $21,240 and $95,713, respectively, related to tax return software licensing and training classes provided by the Deloitte Entities. Included in 2003 “all other fees” are $16,620 (1% of total fees) of services where pre-approval was not required, as such services were de minimis.

The Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence and has concluded that the Deloitte Entities were and are independent of the Company in all respects.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is solely responsible for oversight of the relationship of Northeast Utilities with its independent auditors on behalf of the Board of Trustees. As part of its responsibilities, the Audit Committee has received from the auditors the required communications, including the letter from the independent auditors required by the Independence Standards Board, has discussed these matters and the independent auditor’s independence with the independent auditors as required by the SEC independence rules, Rule 2-01 of regulation S-X, and has reviewed and discussed the audited consolidated financial statements of Northeast Utilities for the years ended December 31, 2004 and 2003 with management.

The Board of Trustees and the Audit Committee are aware of the requirements of the Sarbanes-Oxley Act of 2002, the recent increased scrutiny of financial statement disclosures of publicly held companies and the related rulemaking issued by the Securities and Exchange Commission.

The Audit Committee has discussed the appropriateness and adequacy of disclosures in the consolidated financial statements with management and the independent auditors in light of this guidance. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully submitted,

John G. Graham, Chair

Richard H. Booth, Vice Chair

James F. Cordes

E. Gail de Planque

Elizabeth T. Kennan

John F. Swope

Dated: February 28, 2005

3.    AMENDMENT OF THE DECLARATION OF TRUST ALLOWING FOR ELECTRONIC DELIVERY OF NOTICES TO SHAREHOLDERS

The Board of Trustees recommends that the shareholders approve a proposal to amend Article 28 of the Declaration of Trust to add a provision to allow optional electronic delivery of notices to shareholders and to clarify the wording in the Declaration of Trust that allows electronic voting by shareholders. This provision would allow the Company to send notices to shareholders, including proxy materials, via electronic delivery if the shareholder so desired and would clarify that shareholders entitled to vote are entitled to do so via electronic or telephonic means. The text of Article 28 as modified to reflect the proposed amendment, is set forth in Appendix A to this proxy statement. In 2004, several dozen registered shareholders inquired of the Company why electronic deliveries of proxy statements and electronic and telephonic voting were not available to them. This amendment is responsive to their inquiries.

The Declaration of Trust does not currently provide for electronic transmission of shareholder notices and proxy materials and does not specifically state that shareholders may vote by electronic or telephonic means. Article 28 of the Declaration of Trust, however, does provide that a shareholder entitled to vote at any meeting shall have the same right to vote, either in person or by proxy in writing as a stockholder in a corporation. Effective July 1, 2004, the Commonwealth of Massachusetts adopted a new corporations statute (the New Corporation Act). Section 7.29 and the definition of “electronic transmission” in Section 1.40 allow electronic and telephonic voting of proxies if certain safeguards are followed. Because the New Corporation Act now allows electronic and telephonic voting of proxies by shareholders of corporations, the same rights apply to shareholders of the Company and under the provisions of the Declaration of Trust, shareholders may vote electronically or telephonically. The Company now proposes to amend the Declaration of Trust to clarify the language concerning such right. In addition, Section 1.41 of the New Corporation Act provides that electronic notices count as written notices. The proposed amendment to the Declaration of Trust would also allow for optional electronic distribution of shareholder notices, including proxy materials.

The approval of two-thirds of the Trustees and two-thirds of the outstanding common shares is required for this proposal to be approved. By unanimous vote of the Trustees present at a meeting of the Board held on March 1, 2005, the Board approved this proposal and recommended that shareholders also approve it.

The Board of Trustees recommends that shareholders vote FOR this proposal.

4.    OTHER MATTERS

The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

COST OF SOLICITATION OF PROXIES

The cost of soliciting proxies on behalf of the Board of Trustees will be borne by Northeast Utilities. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph, by Trustees, officers or employees of Northeast Utilities or Northeast Utilities Service Company, by employees of The Bank of New York, Transfer Agent and Registrar, or by an independent company, Morrow & Co., Inc., which has been retained to assist in the solicitation of proxies from banks, brokerage firms, nominees and individual shareholders for a fee of $12,000 plus reimbursement for expenses. Arrangements will be made to reimburse brokerage firms, nominees, custodians and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial owners of common shares held as of March 11, 2005.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

To be included in the proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders, proposals by shareholders must be received no later than December 5, 2005, and must satisfy the conditions established by the SEC. Written notice of proposals of shareholders to be considered at the 2006 Annual Meeting without inclusion in next year’s proxy materials must be received on or before February 18, 2006 in order to be considered timely for purposes of Rule 14a-4 under the Securities and Exchange Act. If a notice is received after February 18, 2006, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Proposals should be addressed to O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270.

By order of the Board of Trustees,

Gregory B. Butler

Senior Vice President, Secretary and General Counsel

ANNUAL REPORT TO SHAREHOLDERS AND

ANNUAL REPORT ON FORM 10-K

Northeast Utilities’ Annual Report to Shareholders for the year ended December 31, 2004, including financial statements, is being mailed with or prior to this proxy statement. An additional copy of the Annual Report will be mailed to any shareholder upon request. Northeast Utilities will provide shareholders with a copy of its 2004 Annual Report on Form 10-K to the SEC, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

O. Kay Comendul

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

APPENDIX A

PROPOSED FORM OF AMENDMENT TO DECLARATION OF TRUST

Existing Paragraph 28 of the Declaration of Trust marked to show changes. Additions are in bold and are underlined, and deletions are shown struck out

MEETINGS OF SHAREHOLDERS

(28) An annual meeting of the Shareholders shall be held during the month of April, May or June in each year on such day and at such hour as the Trustees may from time to time determine, at such place either within or outside of Massachusetts as may be designated by the Trustees, for the purpose of electing new Trustees in place of and to succeed those whose terms of office expire at that time and for such other purposes as may be specified by the Trustees. If such annual meeting shall not be held as above provided, a special meeting may be held in lieu thereof at any time and any business which might have been transacted at such annual meeting may be transacted at such special meeting and for all purposes hereof such special meeting shall be deemed to be an annual meeting duly held as herein provided. Special meetings of the Shareholders shall be held whenever ordered by the Trustees, the Chairman of the Board or the President or requested by the holders of one-tenth (1/10) in interest of all the shares outstanding of any class or classes having the general right to vote and any business which may be transacted at an annual meeting of Shareholders may be transacted at a special meeting. Special meetings shall be held at such place as may be designated by the Trustees or the Chairman of the Board or the President. ~~A written or printed~~ Notice of each meeting of the Shareholders, whether annual or special, specifying the time, place and purposes thereof, shall be given to all Shareholders entitled to vote thereat by ~~mailing~~ delivering such notice~~s, postage prepaid,~~ to such Shareholders at least seven (7) days before such meeting. Notice delivered via electronic transmission shall be considered notice for purposes of the preceding sentence, provided that such notice is, (i) if given by facsimile telecommunication, directed to a number furnished by the Shareholder for such purpose, (ii) if given by electronic mail, directed to an electronic mail address furnished by the Shareholder for such purpose, (iii) if delivered by posting on an electronic network accompanied by a separate notice to the Shareholder of such posting, directed to an electronic mail address furnished by the Shareholder for the purpose, and (iv) if by any other form of electronic transmission, directed to the Shareholder in such manner as the Shareholder shall have specified. For purposes of this paragraph “electronic transmission” means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval and reproduction of information by the recipient. If the Secretary shall refuse or fail to give any such notice of any special meeting such notices may be given by the persons or person by whom such meeting was called or requested. At all meetings of the Shareholders every holder of common shares shall have one (1) vote for every such share held by him, and every holder of preferred shares of any class or classes thereof shall have such voting rights as may be authorized in accordance with the provisions of Article (19). Every Shareholder entitled to vote at any meeting shall have the same right to vote thereat or at any adjournment or adjournments thereof, either in person or by proxy ~~in writing~~ as in the case of a stockholder in a corporation. Any vote, consent, waiver, proxy appointment or other action by a Shareholder, or by the proxy or other agent of any Shareholder, shall

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be considered given in writing, dated and signed if, in lieu of any other means permitted by this Declaration of Trust, it consists of an electronic transmission that sets forth or is delivered with information from which it can be determined (i) that the electronic transmission was transmitted by the Shareholder, proxy or agent or by a person authorized to act for the Shareholder, proxy or agent; and (ii) the date on which such Shareholder, proxy, agent or authorized person transmitted the electronic transmission. The date on which the electronic transmission is transmitted shall be considered to be the date on which it was signed. The electronic transmission shall be considered received if it has been sent to any address specified for the purpose or, if no address has been specified, to the principal office of the association, addressed to the Secretary or other officer or agent having custody of the records of proceedings of Shareholders. At all meetings a majority of all shares issued and outstanding and having the general right to vote shall constitute a quorum for the transaction of business, but less than such majority may adjourn the meeting from time to time and the meeting may be held as adjourned without further notice. When a quorum is present at any meeting all matters properly brought before the meeting shall be decided by the majority vote of the Shareholders present or represented at such meeting and voting upon such questions, except as otherwise provided herein and as may be otherwise provided hereafter as to particular questions in the provisions for the establishment of the rights, privileges and preferences of any class or classes of preferred shares. The Trustees may fix in advance a time not more than sixty (60) days before the date of any meeting of the Shareholders or the date for the payment of any dividend or the making of any distribution of any kind to Shareholders or the last day on which the consent or dissent of Shareholders may be effectively expressed for any purpose as the record date for determining the Shareholders having the right to notice of and to vote at such meeting, and any adjournment thereof, or the right to receive such dividend or distribution or the right to give such consent or dissent, and in such case only Shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the association after the record date. In lieu of fixing such record date, the Trustees may for any of such purposes close the transfer books of the association for all or any portion of said sixty (60) day period.

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YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET		VOTE BY TELEPHONE		VOTE BY MAIL
https://www.proxyvotenow.com/nu		1-866-289-1756
• Go to the website address listed above. • Have your proxy card ready.	OR	• Use any touch-tone telephone. • Have your proxy card ready.	OR	• Mark, sign and date your proxy card. • Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.

1-866-289-1756
CALL TOLL-FREE TO VOTE

¯ DETACH PROXY CARD HERE ¯

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)		☒ Votes must be indicated (x) in Black or Blue ink.		FOR	AGAINST	ABSTAIN

The Board of Trustees recommends a vote FOR proposals 1, 2 and 3.			2. Ratification of Deloitte & Touche LLP as independent auditors for 2005.	☐	☐	☐

1. Election of the ten Trustees nominated.			3. Amendment of the Declaration of Trust concerning electronic distribution of notices to shareholders and voting methods.	☐	☐	☐

FOR ☐ WITHHELD	☐	FOR ALL EXCEPT ☐
AS MARKED

To vote for all nominees, mark the “FOR” box. To withhold voting on all nominees, mark the “WITHHELD” box. To withhold voting for a particular nominee(s), mark the “FOR ALL EXCEPT AS MARKED” box and strike a line through the name of the nominee(s) in the list below.			To change your address, please mark this box.			☐

Nominees:       01 Richard H. Booth, 02 Cotton Mather Cleveland, 03 Sanford Cloud, Jr., 04 James F. Cordes, 05 E. Gail de Planque, 06 John G. Graham, 07 Elizabeth T. Kennan, 08 Robert E. Patricelli, 09 Charles W. Shivery, and 10 John F. Swope.

SCAN LINE

The undersigned hereby acknowledges receipt of notice of meeting and related proxy statement.

Please sign in the same form as name appears hereon. If the shares are registered in more than one name, each joint owner or fiduciary should sign. Fiduciaries and corporate officers should indicated their titles.

Date	Share Owner sign here	Co-Owner sign here

PROXY	PROXY

NORTHEAST UTILITIES

Proxy for Annual Meeting of Shareholders — May 10, 2005

The undersigned appoints CHARLES W. SHIVERY and ELIZABETH T. KENNAN, and either of them, proxies of the undersigned, with power of substitution, to act for and to vote all common shares of the undersigned at the Annual Meeting of Shareholders of Northeast Utilities to be held on May 10, 2005, and any adjournment thereof, upon the matters set forth in the notice of said meeting as indicated below. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this proxy will be voted as specified by the undersigned. Unless otherwise instructed, this proxy will be voted FOR proposals 1, 2 and 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

(Continued and to be dated and signed on the reverse side.)

NORTHEAST UTILITIES

P.O. BOX 11391

NEW YORK, N.Y. 10203-0391

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